Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: October 25, 2010

CONTACT: John P. Olsen, CEO and President of Denmark Bancshares, Inc.

Jill Feiler, Vice President and Secretary of Denmark Bancshares, Inc. and President of Denmark State Bank

Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports Third Quarter Income

Jill S. Feiler, Vice President of Denmark Bancshares, Inc. ("DBI") and President of Denmark State Bank ("DSB"), which operates six offices in Brown and Manitowoc County, announced third quarter net income of $0.9 million, or $7.61 per share, up from $0.4 million or $3.19 per share in the third quarter of 2009. For the nine months ended September 30, 2010, net income was $2.5 million, or $21.36 per share, compared to $0.8 million, or $6.72 per share, in 2009. Return on assets and return on equity for the third quarter 2010 were 0.90% and 6.95% respectively, compared to 0.38% and 2.99%, respectively, for the same period one year ago.

"This was our most profitable quarter in the last two years," remarked Jill Feiler, President of Denmark State Bank. "Noninterest income for the quarter was the highest in years and was boosted by strong revenues in mortgage banking and rent income from a leased banking office that had excess capacity. While we have been able to generate consistent earnings this year we still need to continue the progress we have made improving asset quality and improving operating efficiency," said Feiler.

The increase in net income was primarily due to a decrease of $0.9 million for the quarter and $2.7 million year-to-date in the provision for loan losses. DBI's provision for loan losses was $0.3 million in the third quarter of 2010 compared to $1.2 million during the same period in 2009. The ratio of allowance for loan losses to total loans was 2.19% at September 30, 2010, compared to 2.35% at September 30, 2009. Net charge offs for the quarter ended September 30, 2010 were $0.3 million compared to approximately $0.8 million during the same period of 2009 and for the nine months ended September 30, 2010 they were $0.7 million compared to $3.0 million for 2009.

DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 3.4% as of September 30, 2010, compared to 5.3% as of September 30, 2009 and 5.5% at December 31, 2009.

As of September 30, 2010, DBI's leverage capital ratio remains strong with tier 1 capital to average assets ratio of 13.4% and total capital as percentage of risk-based assets ratio at 18.5% compared to 13.3% and 18.3%, respectively, as of September 30, 2009.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $400 million as of September 30, 2010. Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in Brown and Manitowoc Counties in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation. For more information about Denmark State Bank, visit www.denmarkstate.com.